UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2004
Date of Report (Date of earliest event reported)

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-8993	94-2708455
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

80 South Main Street, Hanover, New Hampshire 03755
(Address of principal executive offices)

(603) 640-2200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into Material Definitive Agreements.

On November 30, 2004, White Mountains Insurance Group, Ltd. (“White Mountains”) completed a significant corporate reorganization. As part of the reorganization, ownership of Folksamerica Holding Company, Inc. was transferred to White Mountains Re from Fund American Companies, Inc. (“Fund American”), which remains OneBeacon’s parent.   As a result, the legal organization of White Mountains’ subsidiaries is consistent with its main operating businesses (i.e., OneBeacon, White Mountains Re and Esurance), and White Mountains Re is now a cohesive, global reinsurance organization both legally and operationally. The reorganization also allows White Mountains to independently manage the financial structures of its main operating segments.

In order to effect the reorganization, White Mountains and Fund American entered into or amended certain agreements with respect to the Series A Preferred Stock of Fund American (the “Series A Preferred Stock”), which is owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”).

Under the terms of a Keep-Well Agreement dated November 30, 2004 between White Mountains and Fund American (the “Keep-Well”), White Mountains has agreed to return to Fund American up to approximately $1.1 billion, which equals the amount of net assets transferred out of Fund American as a result of the reorganization, if some or all of that amount is required by Fund American to meet its obligations to Berkshire under the Series A Preferred Stock. Additionally, the Keep-Well limits the aggregate amount of distributions that White Mountains may make to its shareholders to approximately $1.3 billion plus White Mountains’ aggregate consolidated net income after September 30, 2004. The Keep-Well will expire when all obligations of the Series A Preferred Stock, which is redeemable in May of 2008, have been satisfied, or when approximately $1.1. billion has been returned to Fund American.

The Amended and Restated Certificate of Designation of Series A Preferred Stock of Fund American, an amendment to the original Fund American Series A Preferred Stock Subscription Agreement, and the Keep-Well have been filed herewith as Exhibits 99.1, 99.2 and 99.3, respectively.  The original Subscription Agreement among Berkshire, Fund American and White Mountains dated May 30, 2001 was previously filed as Exhibit 99(t) of White Mountains’ Current Report on Form 8-K dated June 1, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
DATED: December 3, 2004	By:	/s/	J. BRIAN PALMER
J. Brian Palmer
Chief Accounting Officer

EXHIBIT INDEX

99.1                           Amended and Restated Certificate of Designation of Series A Preferred Stock of Fund American Companies, Inc.

99.2                           Amendment Agreement dated as of November 30, 2004, between General Reinsurance Corporation, a Delaware corporation, White Mountains Insurance Group, Ltd. (“WM”), a company existing under the laws of Bermuda, and Fund American Companies, Inc., a Delaware corporation and wholly-owned subsidiary of WM.

99.3                           Keep-Well Agreement, dated as of November 30, 2004, by and between White Mountains Insurance Group, Ltd. (“WM”), a company existing under the laws of Bermuda, and Fund American Companies, Inc., a Delaware corporation and wholly-owned subsidiary of WM.